Exhibit 16.1

[Ernst & Young LLP letterhead]

October 18, 2004

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated October 18, 2004, of 3CI Complete Compliance Corporation and are in agreement with the statements contained in the second sentence of the first paragraph and the second and third paragraphs on pages therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP